EX-28.h.14

FEE WAIVER AGREEMENT

NVIT MULTI-MANAGER INTERNATIONAL VALUE FUND

NVIT MULTI-MANAGER MID CAP GROWTH FUND

NVIT MULTI-MANAGER SMALL CAP GROWTH FUND

NVIT MULTI-MANAGER SMALL CAP VALUE FUND

NVIT MULTI-MANAGER SMALL COMPANY FUND

THIS FEE WAIVER AGREEMENT, effective as of May 1, 2012, by and between NATIONWIDE FUND ADVISORS (“NFA”) and NATIONWIDE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”), on behalf of the following series (each, a “Fund, and collectively, the “Funds”):

NVIT Multi-Manager International Value Fund

NVIT Multi-Manager Mid Cap Growth Fund

NVIT Multi-Manager Small Cap Growth Fund

NVIT Multi-Manager Small Cap Value Fund

NVIT Multi-Manager Small Company Fund

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Fund is a separate series of the Trust; and

WHEREAS, NFA serves as investment adviser to the Trust, including the Funds, pursuant to an investment advisory agreement, dated May 1, 2007, between NFA and the Trust, under which the Trust pays fees to NFA as specified therein (“Advisory Fees”); and

WHEREAS, for each Fund, NFA and the Trust have entered into agreements for subadvisory services with multiple subadvisers (“Subadvisers”) pursuant to which, as of May 31, 2011, NFA was legally obligated to pay such Subadvisers, collectively, at a specific blended fee rate based on the allocation of Fund assets among such Subadvisers (“Old Subadvisory Fee Rate”); and

WHEREAS, NFA has renegotiated the rates at which it must contractually pay Subadvisers to the Funds effective on or about July 8, 2011, and January 10, 2012 (with respect to NVIT Multi-Manager International Value Fund) causing the blended fee rate at which it must pay Subadvisers for each Fund to decline (“New Subadvisory Fee Rate”), resulting in financial savings to NFA; and

WHEREAS, for each Fund, NFA desires to share a portion of such financial savings resulting from the New Subadvisory Fee Rate with shareholders of the Fund.

NOW, THEREFORE, the parties hereto agree as follows:

1.        Fee Waiver Amount:

1.1        For each Fund, every month NFA shall calculate the aggregate amount of subadvisory fees it would have been obligated to pay Subadvisers pursuant to the Old Subadvisory Fee Rate (“Old Subadvisory Fee Amount”), and NFA shall separately calculate the amount of aggregate subadvisory fees it is obligated to pay to Subadvisers pursuant to the New Subadvisory Fee Rate (“New Subadvisory Fee Amount”). The difference between the Old Subadvisory Fee Amount and the New Subadvisory Fee Amount shall be referred to herein as the “Savings Amount.”

1.2        NFA agrees each month to waive the amount of a Fund’s Advisory Fees equal to 50% of the Savings Amount in respect of such Fund. NFA acknowledges that it shall not be entitled to collect on, or make a claim for, Advisory Fees waived hereunder at any time in the future.

2.        Term and Termination of Agreement:

2.1        With respect to each Fund, this Agreement shall continue in effect until the earlier to occur of either: (i) May 1, 2013, or (ii) any addition of a new Subadviser, termination of an existing Subadviser, or change to the allocation of assets among Subadvisers that would cause an increase to the New Subadvisory Fee Rate, provided that any such addition, termination or allocation change be approved by the Board of Trustees.

3.        Miscellaneous:

3.1        Captions.    The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2        Interpretation.    Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which the Trust or a Fund is subject or by which the Trust or a Fund is bound, or to relieve or deprive the Trust’s Board of Trustees of the Board’s responsibility for and control of the conduct of the affairs of the Trust or a Fund.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name: Michael S. Spangler
Title: President

NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name: Michael S. Spangler
Title: President

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